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                                                                     EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER



  This Agreement and Plan of Merger ("Agreement") is entered into on May 14, 1997, by and among PETROTECH ACQUISITION, INC., a Delaware corporation (the "Buyer"), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer ("Parent"), PETROTECH, INC., a Louisiana corporation and its wholly-owned subsidiary, PETROTECH INTERNATIONAL, INC., a Louisiana corporation (collectively, "Petrotech") and DOUGLAS W. MOORE, TERRY E IRWIN, WILLIAM A. DYAR, each individual residents of the state of Louisiana and the WILLIAM A. DYAR AND MARGUERITE S. DYAR CHARITABLE REMAINDER TRUST, a trust established under the laws of the state of Louisiana and represented herein by its independent special trustee Timothy Murphy (each of the latter individuals, as well as said trust, a "Shareholder"). The Buyer, Parent, Petrotech and the Shareholders are referred to collectively herein as the "Parties."

  This Agreement contemplates a transaction in which Buyer shall merge with Petrotech, with Buyer being the surviving corporation and in connection therewith, the Shareholders will receive certain consideration in the form of cash and shares of capital stock of Parent.

  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


  1.  DEFINITIONS.


        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

        "Acquired Company" means Petrotech and Petrotech's interests in Petrotech Europa BV., a Netherlands corporation ("Petrotech Europa").

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that an Indemnified Party shall be obligated to take steps which are reasonable under the circumstances to mitigate any Adverse Consequences.

        "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

        "Affiliate Leased Real Property" means the leasehold interests in and to the real property and improvements used by Petrotech, which is located at (i) 108 Jarrell Drive, Belle
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Chasse, Louisiana, (ii) the annex to the 108 Jarrell Drive property, including, without limitation, the adjacent warehouse, parking lot and other items located therein, and (iii) 150 Keating Drive, Belle Chasse, Louisiana and more particularly described in (S) 3(l)(ii) of the Petrotech Disclosure Schedule.

        "Agreed Value" means that price per share of the Parent Shares which is the average of the closing sales prices of the common stock of the Parent on each of the three (3) trading days immediately preceding, on and immediately following (each a "Trading Day") the Closing Date as reported by the New York Stock Exchange ("NYSE").

        "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank.

        "Bank Loan" means that certain loan agreement, dated as of July 20, 1990, by and between Petrotech and Whitney National Bank, with a revolving line of credit in the original amount of $3,050,000, as amended to date with a line of credit of $7,000,000.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or would probably form the basis for any specified consequence.

        "Business" means the business conducted by the Acquired Company, including without limitation, gas pipeline systems and services, turbo machinery controls, production and wellhead safety controls and related engineering, construction, and training services.

        "Buyer" has the meaning set forth in the preface above.

        "Buyer Disclosure Schedule" has the meaning set forth in (S) 4 below.

        "Cash Consideration" shall have the meaning set forth in (S) 2(c) below.

        "Closing" has the meaning set forth in (S) 2(e) below.

        "Closing Balance Sheet" has the meaning set forth in (S) 2(f)(i) below.

        "Closing Date" has the meaning set forth in (S) 2(g) below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Loans" means any and all loans of Petrotech for borrowed money including, without limitation, the Bank Loan, the Shareholder Loan and the Sellers Loan.

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        "Confidential Information" means: (a) confidential data and confidential information relating to the business of any Party (the "Protected Party") which is or has been disclosed to another Party (the "Recipient") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected
Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (a) has been voluntarily disclosed to the public by the Protected Party, (b) has been independently developed and disclosed to the public by others, (c) otherwise enters the public domain through lawful means, (d) was already known by Recipient prior to such disclosure or was lawfully and rightfully disclosed to Recipient by another Person, or (e) that is required to be disclosed by law or order.

        "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

        "Delaware Act" shall mean the General Corporation Law of the State of Delaware, as amended.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Sec. 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan (as defined in ERISA Sec. 3(1)) or material fringe benefit plan or program.

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

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        "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

        "Escrow Agreement" means the Escrow Agreement dated the Closing Date, entered into among the Parties with respect to the indemnification obligations of the Shareholders under (S) 7 of this Agreement, the form of which is set forth as Exhibit J.

        "Escrow Funds" shall have the meaning set forth in (S) 7(b)(v).

        "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

        "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

        "Financial Statements" shall have the meaning set forth in (S) 3(g).

        "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hazardous Substance" means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

        "Indemnified Party" has the meaning set forth in (S) 7(d) below.

        "Indemnifying Party" has the meaning set forth in (S) 7(d) below.

        "Intellectual Property" means with respect to the Business:

        (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

        (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

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        (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

        (d) all mask works and all applications, registrations, and renewals in connection therewith;

        (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

        (f) all computer software (including data and related documentation);

        (g) all other proprietary rights; and

        (h) all copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge" means knowledge of the Shareholders, after due inquiry of Petrotech employees with management responsibility in the area of Petrotech operations with respect to which the applicable representation or warranty applies.

        "Leased Real Property" means the Affiliate Leased Real Property and the leasehold interests in and to the real property and improvements used by Petrotech, which is located at (i) 7121 North Loop East, Houston, Texas, (ii) 3520 General DeGaulle Drive, Timbers Office Park, New Orleans, Louisiana and
(iii) Northway 10, Executive Park, Ballston Lake, New York, and more particularly described in (S) 3(l)(ii) of the Petrotech Disclosure Schedule.

        "Louisiana Corporation Act" shall mean the Louisiana Business Corporation Law, LA.R.S. 12:1, et seq., as amended.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Merger" shall have the meaning set forth in (S) 2 below.

        "Merger Consideration" shall have the meaning set forth in Section 2 hereof.

        "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

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        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Parent Financial Statements" shall have the meaning set forth in (S) 4(f).

        "Parent Shares" means the shares of common stock, par value $.01, of Parent which shares shall be delivered to Petrotech as provided in (S) 2(c) below without registration under, and subject to the restrictions imposed by, the Securities Act.

        "Party" has the meaning set forth in the preface above.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Petrotech" has the meaning set forth in the preface above.

        "Petrotech Disclosure Schedule" has the meaning set forth in (S) 3 below.

        "Petrotech Plans" has the meaning set forth in (S) 3 below.

        "Petrotech Shares" means share(s) of the Common Stock, no par value, of Petrotech.

        "Process Agent" has the meaning set forth in (S) 8 below.

        "Product Warranty Claims" means claims of Petrotech customers and/or users made at any time following Closing in the Ordinary Course of Business with respect to products sold, manufactured, leased or delivered by Petrotech on or prior to the Closing Date which are based on the written terms and conditions set forth in the documentation regarding each project in which Petrotech is engaged.

        "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

        "Public Information" means all Forms 10-K, 10-Q, 8-K, and proxy statement of Buyer since December 31, 1996.

        "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

        "Securities Act" means the Securities Act of 1933, as amended.

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        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Sellers Loan" means those certain four (4) promissory notes executed by Petrotech in favor of Celia Sellers, in the aggregate principal amounts of $200,000; the current principal balance of which is $120,000. The four (4) promissory notes executed by Petrotech in favor of Celia Sellers are as follows:
(i) promissory note in the amount of $100,000 executed on December 25, 1995;
(ii) promissory note in the amount of $25,000 executed on February 26, 1996;
(iii) promissory note in the amount of $50,000 executed on March 6, 1996; and
(iv) promissory note in the amount of $25,000 executed on October 21, 1996.

        "Shareholder(s)" means Douglas W. Moore, Terry E Irwin, William A. Dyar, and Timothy Murphy, as independent special trustee of the William A. Dyar and Marguerite S. Dyar Charitable Remainder Trust, who are the only shareholders of Petrotech.

        "Shareholder Family Trusts" means the Moore Children Trust (Jennifer Lee Moore, beneficiary of one trust and Benjamin Alexander Moore, beneficiary of the second trust) established by act dated December 21, 1993; the Dyar Children Trust (Marie Suzanne Dyar Waldrop, beneficiary of one trust and Debra Lynn Dyar Loga, beneficiary of the second trust) established by act dated December 21, 1993; and the Irwin Children Trust (Terry E Irwin, II, beneficiary of one trust and Tonya Dawn Irwin Rourke, beneficiary of the second trust) established by act dated December 21, 1993.

        "Shareholder Loan" means that certain loan, made as of June 7, 1994 in the principal sum of Five Million and no/100 Dollars ($5,000,000.00) or the aggregate unpaid principal amount owed thereon, whichever is less, as evidenced by the internal records of the lenders with interest thereon at the rate of Whitney National Bank Prime plus 1% per annum from date until paid in full, by Douglas W. Moore, Terry E Irwin and William A. Dyar to Petrotech.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise profits, withholding, social security

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(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  2.  MERGER.

        (a) At the Effective Time (as hereinafter defined) and subject to the terms and conditions of this Agreement, Buyer shall be merged with Petrotech, in accordance with the relevant provisions of the Louisiana Corporation Act and the Delaware Act, the separate corporate existence of Petrotech shall cease and the Buyer shall continue as the surviving corporation (the "Merger"). The Buyer is the surviving corporation after the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Merger shall otherwise have the effect set forth in the Delaware Act.

        (b) At the Closing, the parties hereto shall cause the Merger to be consummated by delivering articles of merger to the Secretary of State of Louisiana and the Secretary of State of Delaware executed in accordance with relevant provisions of the Louisiana Corporation Act and the Delaware Act for filing thereby (the time of such filing being the "Effective Time"). The Articles of Incorporation and Bylaws, respectively, of the Buyer as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of Buyer immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. The corporate name of the Surviving Corporation shall be Petrotech, Inc.

        (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                (i) all of the Petrotech Shares shall be converted into, and represent the right to receive in the manner provided in Sections 2(d) and 2(e) below, the sum of (A) that number of shares of Parent Common Stock equal to Six Million Five Hundred Thousand Dollars ($6,500,000.00) divided by the Agreed Value (the "Stock Consideration") plus (B) cash in the amount of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the "Cash Consideration" and the Stock Consideration collectively, the "Merger Consideration");

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                (ii) each share of capital stock of Petrotech that is held in the treasury of Petrotech, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor; and

                (iii) each issued and outstanding share of capital stock of Buyer shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

          (d) At the Closing Date, the Cash Consideration shall be paid as follows:

                (i) $1,324,000 shall be paid to the escrow agent pursuant to the Escrow Agreement to be held and disbursed as provided in Section 7 of the Agreement and the Escrow Agreement; and

                (ii) the balance of the Cash Consideration shall be paid as follows: 37.5% thereof to Douglas W. Moore, 37.5% thereof to the William A. Dyar and Marguerite S. Dyar Charitable Remainder Trust and the remaining 25% thereof to Terry E Irwin.

          (e) Five (5) days following the Closing Date, Parent shall transmit to Douglas W. Moore, William A. Dyar and Terry E Irwin certificates representing the aggregate Merger Consideration issuable pursuant to
     Section 2(c) above. Douglas W. Moore and William A. Dyar each shall be entitled to receive 37.5% of the total Stock Consideration and Terry E Irwin shall be entitled to receive the remaining 25% of the total Stock Consideration. At the Closing, each Shareholder shall execute and deliver a letter of transmittal, in a form reasonably satisfactory to Parent and deliver such letter of transmittal to Parent, together with a certificate(s) that immediately prior to the Effective Time represented the Petrotech Shares held by such Shareholder (the "Certificates"). Upon surrender of Certificates to Parent, together with such letter of transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore the Merger Consideration as set forth above and the Certificates so surrendered shall be forthwith cancelled. No fraction of the Parent Shares shall be issued and each Shareholder who would otherwise be entitled to receive a fractional share of Parent Shares (after taking into account all shares then held by such Shareholder) shall receive, in lieu thereof and as a part of the Merger Consideration, one fully-paid and non-assessable share of Parent Shares.

          (f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, on May 16, 1997 or such other date as the Parties may agree (the "Closing Date").

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        (g) Deliveries at the Closing. (i) At the Closing, Petrotech will deliver to the Buyer the various certificates, instruments, and documents referred to in (S) 5(a) below; (ii) the Buyer will deliver to Petrotech the various certificates, instruments, and documents referred to in (S) 5(b) below; (iii) Petrotech and the appropriate Shareholders and the trustees of the Shareholder Family Trusts will execute, acknowledge (if appropriate), and deliver to the Buyer (A) the original lease agreements with respect to the Leased Real Property in the forms attached hereto as Exhibits A-1 through A-3 together with fully executed original amendments thereto in the form attached to said Exhibits and (B) such other documents as the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to Petrotech (A) such documents as Petrotech and the Shareholders and their counsel reasonably may request; and (v) the Buyer will deliver to Petrotech the Cash Consideration.


  3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders jointly and severally represent and warrant to the Buyer and Parent that the statements contained in this (S) 3 are correct and complete as of the date hereof and will be as of the Closing Date, except as specified to the contrary in the disclosure schedule prepared by Petrotech accompanying this Agreement and initialed by Petrotech and the Buyer and as amended or supplemented as of the Closing Date (the "Petrotech Disclosure Schedule"). The Petrotech Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S) 3.


        (a) Organization of the Acquired Company; Investment Interest.

                (i) Petrotech, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; and is duly qualified to conduct business and in good standing in each of the jurisdictions set forth in Schedule 3(a)(i) hereto, which constitute the jurisdictions in which the character of Petrotech, Inc.'s properties or the nature of its Business requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Business of Petrotech, Inc.


                (ii) Petrotech International, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and is duly qualified to conduct business and in good standing in each of the jurisdictions set forth in Schedule 3(a)(ii) hereto, which constitute the jurisdictions in which the character of Petrotech International Inc.'s properties or the nature of its Business requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Business of Petrotech International, Inc.

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                (iii) Petrotech Europa is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and is duly qualified to conduct business and in good standing in each of the jurisdictions set forth in Schedule 3(a)(iii) hereto, which constitute the jurisdictions in which the character of Petrotech Europa's properties or the nature of its Business requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Business of Petrotech Europa.

                (iv) The Petrotech Shares are held of record and beneficially by the Shareholders as described in (S) 3(a)of the Petrotech Disclosure Schedule. All issued and outstanding shares of capital stock of Petrotech International, Inc. are held of record and beneficially by Petrotech, Inc. and fifty-one percent (51%) of the issued and outstanding shares of capital stock of Petrotech Europa are held of record and beneficially by Petrotech, Inc. as described in (S) 3(a) of the Petrotech Disclosure Schedule.

                (v) Douglas W. Moore, Terry E Irwin and William A. Dyar, are each Accredited Investors. Each said Shareholder understands that the Parent Shares being acquired by him have not been, and are not proposed to be, registered under the Securities Act or any state securities laws, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering. Each said Shareholder acknowledges that he is acquiring the Parent Shares for investment purposes and not with a view to, or intention to effect, the distribution thereof in violation of the Securities Act or any applicable state securities laws, and that such Parent Shares may not be disposed of in contravention of the Securities Act or any applicable state securities laws. Each said Shareholder represents that he is a sophisticated investor with knowledge and experience in business and financial matters, is able to evaluate the risks and benefits of the investment in Parent Shares, has received the Public Information concerning the Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in acquiring such Parent Shares.

        (b) Authorization of Transaction. Petrotech and each Shareholder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its, his or their obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Petrotech and the Shareholders of Petrotech have duly authorized the execution, delivery, and performance of this Agreement by Petrotech. This Agreement constitutes the valid and legally binding obligation of Petrotech, enforceable in accordance with its terms and conditions. Petrotech and the Shareholders do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement other than the notification and approval under the Hart-Scott-Rodino Act.


        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Acquired Company or any Shareholder is subject or any provision of the charter or bylaws of the Acquired Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Acquired Company or any Shareholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).


        (d) Brokers' Fees. Neither the Acquired Company nor any Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.


        (e) Title to Assets. The assets of the Acquired Company and the Leased Real Property constitute all of the property and assets necessary to conduct the Business as presently conducted. Each Shareholder has the right to convey, and upon the transfer of the Petrotech Shares to the Buyer, each Shareholder will have conveyed good title and interest in and to the Petrotech Shares free and clear of all Security Interests. Petrotech has good title to all of the assets of the Acquired Company free and clear of any Security Interest, except the Company Loans and except as listed on
     Schedule 3(p)(iv), or restriction on transfer.


        (f) Petrotech Shares. The Petrotech Shares constitute all of the issued and outstanding capital stock of Petrotech and are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Shareholders and no Petrotech Shares are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales and repurchases of equity interests by the Acquired Company have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws. The Shareholders have good title to the Petrotech Shares, free and clear of any Security Interest or restriction on transfer, except for the restrictions on transfer set forth in Article VI of the articles of incorporation of Petrotech, which the Shareholders individually and on behalf of Petrotech hereby waive. The stock ledger and other corporate records of the Acquired Company contain a complete and correct record of all issuance and transfer of equity interests of the Acquired Company. There are no preemptive or similar rights on the part of any holder of any Petrotech Shares. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating Petrotech, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given.


        (g) Financial Statements. Attached hereto as Exhibit B is an unaudited balance sheet and income statement of the Acquired Company as of March 31, 1997 (the "Financial Statements"). The Financial Statements present fairly the assets and liabilities of Petrotech as of such date, are prepared in accordance with the historical accounting practices of Petrotech, are correct and complete, and are consistent with the books and records of Petrotech subject to normal year-end audit adjustments.


                As of the Closing Date, the total amount owed by Petrotech under the Sellers Loan shall not exceed the principal sum of $120,000; under the Shareholder Loan shall not exceed the principal sum of $1,906,326; and under the Bank Loan shall not exceed the principal sum of $7,000,000.


        (h) Events Subsequent to March 31, 1997. Since March 31, 1997, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Acquired Company. Without limiting the generality of the foregoing, since that date, the Acquired
     Company:

                (i) has not sold, leased, transferred, or assigned any of its assets, tangible or intangible outside the Ordinary Course of Business;

                (ii) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $150,000 (exclusive of customer orders) or outside the Ordinary Course of Business, except as listed on Schedule 3(h)(ii);

                (iii) has not and to the Knowledge of the Acquired Company or any Shareholder no party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $150,000 to which the Acquired Company is a party or by which it is bound, except as listed on Schedule 3(h)(iii);

                (iv) has not imposed or permitted any Security Interest upon any of its assets, tangible or intangible, except the continuing Security Interest granted on July 20, 1990 in favor of Whitney National Bank to secure the Bank Loan, and the continuing Security Interest granted on July 7, 1994 in favor of Douglas W. Moore, William A. Dyar and Terry E Irwin to secure the Shareholder Loan;

                (v) has not made any capital expenditure (or series of related capital expenditures) either involving more than $150,000 or outside the Ordinary Course of Business, except as listed on Schedule 3(h)(v);

                (vi) has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, except as listed on Schedule 3(h)(vi);

                (vii) has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than performance bonds issued in the Ordinary Course of Business, and except as listed on Schedule 3(h)(vii);

                (viii) has not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business, except as listed on Schedule 3(h)(viii);

                (ix) has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business, except as listed on Schedule 3(h)(ix);

                (x) has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, except as listed on Schedule 3(h)(x);

                (xi) has not changed or authorized any change in its charter or bylaws;

                (xii) has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property, except as listed on Schedule 3(h)(xii);

                (xiii) has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, other than normal advances to employees (excluding the Shareholders) in the Ordinary Course of Business, and except as listed on Schedule 3(h)(xiii);

                (xiv) has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except as listed on Schedule 3(h)(xiv);

                (xv) has not granted any increase in the base compensation of any of its directors, officers, and employees, except as listed on
          Schedule 3(h)(xv);

                (xvi) has not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), except as listed on Schedule 3(h)(xvi);

                (xvii) has not made any other change in employment terms for any of its directors, officers, and employees, except as listed on
          Schedule 3(h)(xvii);

                (xviii) has not made or pledged to make any charitable or other capital contribution;

                (xix) has not suffered or experienced any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

                (xx) has not declared or paid any dividend or other equity distribution, whether in cash or other property; and

                (xxi) has not committed to any of the foregoing.

        (i) Undisclosed Liabilities. The Acquired Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Acquired Companies giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements, (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), (iii) Liabilities which will arise from and after the Closing Date under contracts, instruments and similar obligations of the Acquired Company to be performed following the Closing Date and (iv) Liabilities set forth on Schedule 3(i).

        (j) Legal Compliance. The Acquired Company has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure to comply with which will result in Adverse Consequences the costs of which will exceed $25,000, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Acquired Company alleging any failure so to comply.

        (k) Tax Matters.

                Except as set forth on Schedule 3(k):

                (i) The Acquired Company has filed all Tax Returns that they were required to file and were due. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Acquired Company (whether or not shown on any Tax Return) have been paid. The Acquired Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is presently being made by an authority in a jurisdiction where the Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Acquired Company has not been a member of an Affiliated Group that has filed a "consolidated return" within the meaning of Code Sec. 1501, or has filed a combined or consolidated return with another corporation with any other taxing authority.

                (ii) The Acquired Company has made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

                (iii) The Acquired Company has not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Acquired Company either (A) claimed or raised by any authority in writing or
          (B) as to which the Acquired Company or any Shareholder has knowledge based upon personal contact with any agent or representative of such authority. (S) 3(k) of the Petrotech Disclosure Schedule lists all federal, state, local, and foreign income Tax returns filed with respect to the Acquired Company for taxable periods ended on or after July 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Acquired Company has delivered to the Buyer correct and complete copies of all federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Company since July 31, 1993.

                (iv) The Acquired Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (v) The Acquired Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Acquired Company is not a party to any Tax allocation or sharing agreement. The Acquired Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Petrotech) or (B) has no Liability for the Taxes of any Person (other than the Acquired Company) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (l) Real Property.

                (i)  The Acquired Company owns no real property.

                (ii) (S) 3(l)(ii) of the Petrotech Disclosure Schedule lists briefly the Leased Real Property. Petrotech has delivered to the Buyer correct and complete copies of the leases listed in (S) 3(l)(ii) of the Petrotech Disclosure Schedule (as amended to date). With respect to each lease listed in (S) 3(l)(ii) of the Petrotech Disclosure
          Schedule:

                (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                (B) the Acquired Company is not, and to the Knowledge of the
               Acquired Company, no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, except as set forth on Schedule 3(l)(ii)(B);

                (C) the Acquired Company has not, and to the Knowledge of the
               Acquired Company, no party to the lease or sublease has, repudiated any provision thereof;

                (D) to the Knowledge of the Acquired Company, there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                (E) the Acquired Company has not assigned, transferred,
               conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

                (F) to the Knowledge of the Acquired Company, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

        (m) Intellectual Property.

                (i) The Acquired Company owns or has the right to use pursuant to license, sublicense, agreement, or permission of all Intellectual Property necessary or desirable for the operation of the Business as presently conducted or as proposed to be conducted. Each item of Intellectual Property included among the Assets or owned or used by the Acquired Company or any Shareholder immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

                (ii) Except as set forth in Schedule 3(m)(ii), the Acquired Company or any Shareholder has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Acquired Company or any Shareholder has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Acquired Company or any Shareholder must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Acquired Company or any Shareholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Company.

                (iii) (S) 3(m)(iii) of the Petrotech Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Acquired Company or any Shareholder with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Acquired Company or any Shareholder has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Acquired Company or any Shareholder has granted to any third party with respect to any of its Intellectual Property. The Acquired Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. (S) 3(m)(iii) of the Petrotech Disclosure Schedule also identifies each trade name or unregistered trademark used by the Acquired Company in connection with the Business. With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iii) of the Petrotech Disclosure Schedule:

                (A) the Acquired Company possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Acquired Company threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                (D) Neither the Acquired Company nor any Shareholder has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) (S) 3(m)(iv) of the Petrotech Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Acquired Company uses pursuant to license, sublicense, agreement, or permission other than licenses for commercially available software involving standard license fees, which need not be listed. Petrotech has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iv) of the Petrotech Disclosure Schedule;

                (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the Merger referred to in (S) 2 above);

                (C) The Acquired Company, and to the Knowledge of the Acquired
               Company, no other party to the license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (D) The Acquired Company has not, and to the Knowledge of the Acquired Company, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Acquired Company, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                (H) The Acquired Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

        (n) Tangible Assets. The Acquired Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted, except for those items thereof which need to be acquired in the ordinary course of the normal day-to-day operations of the Business of the Acquired Company consistent with past practice. Each such tangible asset owned or leased by the Acquired Company is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

        (o) Inventory. The inventory of the Acquired Company consists of raw materials and supplies, manufactured and purchased parts, construction work in progress, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, except for those items which have no value and none of which is slow-moving (except for parts and components on hand for servicing products already sold), obsolete, damaged, or defective.

        (p) Contracts. (S) 3(p) of the Petrotech Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Acquired Company is a party, exclusive of contracts with customers and related project documentation entered into in the Ordinary Course of Business, which need not be listed hereunder;

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $15,000 per annum;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Acquired Company, will result in a loss to the Acquired Company, or which involves consideration, in excess of $50,000;

                (iii) any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed a Security Interest on any of its assets, tangible or intangible (other than the Company Loans) except as listed on Schedule 3(p)(iv);

                (v) any agreement concerning confidentiality or noncompetition, other than with Parent;

                (vi) any agreement involving any Shareholder to which the Acquired Company is a party;

                (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing severance benefits (other than accounting and legal consultants, which have no fixed annual compensation);

                (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                (x) any agreement not already listed herein or on the Petrotech Disclosure Schedule under which the consequences of a default or termination would have an adverse effect in the amount of $50,000 or more on the business, financial condition, operations or results of operations of the Acquired Company; or

                (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Acquired Company has delivered to the Buyer a correct and complete copy of each written agreement listed in (S) 3(p) of the Petrotech Disclosure Schedule (as amended to date) and the listing in (S) 3(p) of the Petrotech Disclosure
Schedule is a written summary setting forth the terms and conditions of each oral agreement referred to in (S) 3(p) of the Petrotech Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (B) to the Knowledge of the Acquired Company, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above), subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (C) the Acquired Company is not, and to the Knowledge of the Acquired Company, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; and (D) no party has repudiated any provision of the agreement.

        (q) Notes and Accounts Receivable. Notes and accounts receivable of the Acquired Company included among the assets are at least an aggregate face amount as of the Closing Date as set forth on the list of aged receivables to be delivered at Closing and set forth on Exhibit C and all such notes and accounts receivable are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Financial Statements, except that no representation shall be made with respect to accounts receivable outstanding longer than 90 days from invoice date, which will be treated as described in (S) 7.

        (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Acquired Company, except as set forth on Schedule 3(r).

        (s) Insurance. The Acquired Company has provided the Buyer with each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Acquired Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past seven 7 years.

Except as described on Schedule 3(s), with respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Acquired Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor's rights generally; (B) the Acquired Company or, to the Knowledge of the Acquired Company, any other party to the policy is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Section 3(s) of the Petrotech Disclosure Schedule describes any self-insurance arrangements affecting the Acquired Company.

        (t) Litigation. The Acquired Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party nor, to the Knowledge of the Acquired Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, other than as set forth herein, and except as set forth in Schedule 3(t).

        (u) Warranty. Each product manufactured, sold, leased, or delivered by the Acquired Company or service provided by the Acquired Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and, except as set forth in the documentation with respect to ongoing projects of the Acquired Company, the Acquired Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Acquired Company is subject to any guaranty, warranty, or other indemnity beyond the applicable written terms and conditions of sale or lease set forth in the Acquired Company's documentation with respect to such projects.

        (v) Product Liability. Except as set forth in Schedule 3(v), there are no existing or, to the Knowledge of the Acquired Company, threatened, claims against the Acquired Company arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Acquired Company which could result in Liability to the Acquired Company and neither Petrotech nor the Shareholders have any knowledge of a reasonable basis for any such claim.

        (w) Employees. Except as set forth in Schedule 3(w), to the Knowledge of the Acquired Company, no executive, key employee, or group of employees has any plans to terminate employment with the Acquired Company. The Acquired Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practice. The Acquired Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Acquired Company, threatened or any Basis for a claim respecting employment of any past or present employee of the Acquired Company including, without limitation, claims of personal injury (unless fully covered by worker's compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations.

        (x) Employee Benefits.

                (i) No other corporation, trade, business, or other entity, would, together with the Acquired Company, now or in the past 5 years, constitute a single employer within the meaning of Code (S) 414.

                (ii) Section 3(x) of the Petrotech Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect in the last 5 years for the benefit of current or former employees, officers, directors or consultants of the Acquired Company (the
          "Petrotech Plans").

                (iii) Except as set forth in (S) 3(x) of the Petrotech Disclosure Schedule, the Acquired Company does not maintain and has never maintained an "employee benefit pension plan," within the meaning of ERISA (S) 3(2), that is or was subject to Title IV of ERISA.

                (iv) There is no lien outstanding upon any Assets pursuant to Code (S) 412(n) in favor of any of the Petrotech Plans. No Assets or assets of any Affiliate have been provided as security to any of the Petrotech Plans pursuant to Code (S) 401(a)(29).

                (v) Except as set forth in (S) 3(x) of the Petrotech Disclosure Schedule, Petrotech has no past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA
          (S) 3(37).

                (vi) Petrotech has complied in all material respects with the continuation health coverage requirements of Code (S) 4980B and ERISA
          (S)(S) 601 through 608.

                (vii) Petrotech is not obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code (S) 280G(b) (determined without regard to Code (S) 280G(b)(2)(A)(ii)).

                (viii) With respect to each of the Petrotech Plans, except as set forth in (S) 3(x) of the Petrotech Disclosure Schedule:

                        (A) each of the Petrotech Plans has been established,
               maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Internal Revenue Code of 1986 (the "IRC"), other applicable law, and all regulations promulgated thereunder;

                        (B) none of the Petrotech Plans nor any fiduciary has
               engaged in a prohibited transaction as defined in ERISA (S) 406 or IRC (S) 4975 (for which no individual or class exemption exist under ERISA (S) 408 or IRC (S) 4975, respectively);

                        (C) all filings and reports as to each of the Petrotech
               Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the Pension Benefit Guaranty Corporation, have been or will be duly made by that date;

                        (D) each of the Petrotech Plans which is intended to
               qualify as a tax-qualified retirement plan under IRC (S) 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such Petrotech Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to IRC (S) 501(a);

                        (E) each of the Petrotech Plans which is required to
               satisfy IRC (S)(S) 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, IRC
               (S)(S) 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

                        (F) no event has occurred and no condition exists
               relating to any of the Petrotech Plans that would subject the Acquired Company to any tax or Liability under IRS (S)(S) 4971, 4972 or 4979, or to any Liability under ERISA (S)(S) 502 or 4071; and

                        (G) to the extent applicable, each of the Petrotech
               Plans has been funded in accordance with its governing documents, ERISA and the IRC, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of IRC (S) 412) at any time.

                (ix) With respect to the Petrotech Plans which provide group health benefits to employees of the Acquired Company and are subject to the requirements of IRC (S) 4980B and ERISA Title I Part 6 ("COBRA"), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA.

                (x)  With respect to employee benefit matters generally:

                        (A) the Acquired Company (nor any person, firm or
               corporation which is or has been under common control within the meaning of Section 4001(b) of ERISA of the Acquired Company) does not maintain or contribute to or has ever maintained or contributed to any Petrotech Plan subject to Title IV of ERISA;

                        (B) except as set forth on (S) 3(x) of the Petrotech
               Disclosure Schedule, the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Petrotech Plans because of an acceleration or increase of any of the rights or benefits to which Petrotech Plan participants or beneficiaries may be entitled thereunder;

                        (C) except as set forth on (S) 3(x) of the Petrotech
               Disclosure Schedule, the Acquired Company has no obligation to any retired or former employee or any current employee of the Company upon retirement or termination of employment under any Petrotech Plans, other than such obligations imposed by COBRA; and

                        (D) except as set forth on (S) 3(x) of the Petrotech
               Disclosure Schedule, any of the Petrotech Plans which is an "employee welfare benefit plan," within the meaning of ERISA (S) 3(1), may be terminated prospectively without Liability to the Acquired Company or Parent or Buyer, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

        (y) Guaranties. The Acquired Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person (except for indemnities under project documentation of the Acquired Company).

        (z) Environment, Health, and Safety.

                (i) The Acquired Company has complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Adverse Consequences in an amount in excess of $25,000 individually or in the aggregate, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Acquired Company alleging such failure.

                (ii) The Acquired Company has no Liability (and the Acquired Company, to its Knowledge, has not handled used, stored, treated, recycled, or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resource, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

                (iii) Except as set forth in (S) 3(z) of the Petrotech Disclosure Schedule, all properties and equipment used in the Business are and in the past have been free of any amounts of Hazardous Substances, the presence of which could result in Adverse Consequences.

                (iv) Except as set forth in (S) 3(z) of the Petrotech Disclosure Schedule, there are no in-service or out-of-service underground or above ground storage tanks.

        (aa) Certain Business Relationships With the Acquired Company. Except as set forth in (S) 3(aa) of the Petrotech Disclosure Schedule, none of the Shareholders or their relatives has been involved directly or indirectly in any business arrangement or relationship with Petrotech within the past 36 months, and, except for the Leased Real Property and automobile leases of the Shareholders, none of the Shareholders owns any asset, tangible or intangible, which is used in the Business.

        (ab) Disclosure. To the Knowledge of the Acquired Company, the representations and warranties contained in this (S) 3 (including the Petrotech Disclosure Schedule) do not as of the Closing Date contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this
    (S) 3 not misleading.

  4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Parent and Buyer, jointly and severally, represent and warrant to the Shareholders that the statements contained in this (S) 4 are correct and complete as of Closing Date, except as set forth in the disclosure schedule prepared by Buyer accompanying this Agreement and initialed by the Parties (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S) 4.

        (a) Organization of the Buyer. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

        (b) Authorization of Transaction. Each of Parent and Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignment and assumption referred to in (S) 2 above) other than the notification and approval under the Hart-Scott-Rodino Act.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above) will
     (i) violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which they are bound or to which any of their assets are subject.

        (d) Broker's Fees. Neither Parent nor Buyer has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

        (e) Disclosure. To the Knowledge of Parent and Buyer, (i) the representations and warranties contained in this (S) 4 (including the Buyer Disclosure Schedule) do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this (S) 4 not misleading and (ii) the Public Information did not, as of the date of its release, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

        (f) Financial Statements. Attached hereto as Exhibit D are the following financial statements of the Parent (collectively the "Parent Financial Statements"):

                (i) audited balance sheets, statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal year ended October 31, 1996; and

                (ii) unaudited balance sheet and statement of income, change in shareholders' equity, and cash flow as of and for the quarter ended January 31, 1997.

      The Parent Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods (subject in the case of interim statements only to normal year-end adjustments which in the aggregate are not material), are correct and complete, and are consistent with the books and records of Parent (which books and records are correct and complete).

        (g) Events Subsequent to Most Recent Fiscal Quarter End. Since January 31, 1997, there has not been any material adverse change in the business, financial condition, operations, or results of operations of Parent.

  5.  CONDITIONS TO OBLIGATION TO CLOSE.

        (a) Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        (i) the representations and warranties set forth in (S) 3 above shall be true and correct in all material respects at and as of the Closing Date;

        (ii) Petrotech and the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the assets of the Acquired Company or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (iv) Petrotech shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S) 5(a)(i)-(iii) is satisfied in all respects;

     (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

     (vi) Douglas W. Moore, Terry E Irwin and William A. Dyar shall each have entered into an Employment Agreement and a Noncompetition Agreement in form and substance as set forth in Exhibits E-1 through E-6 attached hereto and the same shall be in full force and effect;

     (vii) the Buyer shall have received from counsel to the Acquired Company an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date;

     (viii) the certificates of merger with respect to the Merger shall have been filed in accordance with the Louisiana Corporation Act and the Delaware Act; and

     (ix) the amount necessary to pay and satisfy in full the Company Loans shall not exceed $9,026,326, exclusive of interest;

     (x) all actions to be taken by the Acquired Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

     (xi) Petrotech shall provide Buyer and Parent with a true and complete copy of the written consent from Chevron with respect to the 3520 General DeGaulle Drive property, from the landlord of the 7121 North Loop East, Houston, Texas property and from the landlord of the Northway 10, Executive Park, Ballston Lake, New York property;

     (xii) with respect to the Leased Real Property, the Buyer shall receive estoppel letters from each landlord in the form attached as Exhibit G; and

     (xiii) with respect to the Affiliate Leased Real Property, each lease shall be amended in the form attached hereto as Exhibit A-1 through A-3.

     (xiv) the spouse of any Shareholder shall have executed an appropriate consent or joinder with respect to the obligations of the Shareholders under this Agreement.

The Buyer may waive any condition specified in this (S) 5(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Sellers. The obligation of Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in (S) 4 above shall be true and correct in all material respects at and as of the Closing Date;

     (ii) Parent and Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (iv) the Buyer shall have delivered to Petrotech a certificate to the effect that each of the conditions specified above in (S) 5(b)(i)-(iii) is satisfied in all respects;

     (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

         (vi) Petrotech shall have received from counsel to the Buyer an opinion form and substance as set forth in Exhibit H attached hereto, addressed to Petrotech, and dated as of the Closing Date;

         (vii)  Buyer shall have caused the Company Loans (except the Sellers
      Loan) to be paid and satisfied in full;

         (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Petrotech; and

         (ix) Parent shall have delivered to Petrotech and the Shareholders resolutions from its Board of Directors (or Compensation Committee) granting options under Parent's 1991 Stock Option Plan to individuals as set forth on Exhibit I.

    The Shareholders may waive any condition specified in this (S) 5(b) if it executes a writing so stating at a prior to the Closing.

    6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Shareholders and Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Shareholders acknowledge and agree that from and after the Closing the Buyer will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Company in this Agreement; provided, however, that the Shareholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data and make photocopies thereof for a proper purpose, such as in connection with the preparation of their tax returns.

       (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Surviving Corporation or any Shareholder, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S) 7 below).

       (c) Transition. Each of the Shareholders will use his best efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Acquired Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Acquired Company prior to the Closing.

       (d) Confidentiality. Each Shareholder will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Surviving Corporation or destroy, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that a Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this (S) 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that a Shareholder shall use its reasonable efforts to obtain, at the reasonable request of the Surviving Corporation and at the Surviving Corporation's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Surviving Corporation shall designate.

       (e) Parent Shares. The Shareholders covenant and agree that they shall hold Parent Shares for a period of not less than one (1) year following the Closing Date and they shall not sell, transfer or otherwise dispose of such Parent Shares during such period except for donations to relatives of Shareholders or their wives, and then only as permitted by Rule 144 of the Securities Act and subject to the holding requirements hereof. The Parent Shares shall contain an appropriate legend reflecting the understanding of the Parties as to the holding period of the Parent Shares set forth herein.

    7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) Survival of Representations and Warranties. All of the representations and warranties contained in (S) 3(g)--(ab), except (S) 3(k) and 3(x), of this Agreement and of Buyer contained in (S) 4(d)-(g) of this Agreement shall survive the Closing and continue in full force and effect for a period of 1 year thereafter; the representations and warranties contained in (S) 3(k) and (S) 3(x) shall survive the Closing and continue in full force and effect for a period of 30 days following the applicable statute of limitations with respect to such matters; all of the other representations, warranties, covenants, indemnities, and other agreements of the Buyer and the Shareholders contained in this Agreement (including the representations and warranties contained in (S) 3(a)-(f) and (S) 4(a)-(c)) shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statues of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

    (b) Indemnification Provisions for Benefit of the Parent and the Buyer.

        (i) In the event a Shareholder breaches (or in the event any third party alleges facts that, if true, would mean Shareholder has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 7(a) above, provided that the Buyer makes a written claim for indemnification setting forth the basis for such claim against the Shareholders pursuant to (S) 8(g) below within such survival period, then each of the Shareholders jointly and severally agrees to indemnify Parent, Buyer and the Surviving Corporation, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent, the Buyer or the Surviving Corporation may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent, the Buyer or the Surviving Corporation may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that

            (w) The Shareholders shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty or covenant contained in (S) 3(g)-(ab) of the Agreement which exceed the funds escrowed pursuant to the Escrow Agreement; and

            (x) The Shareholders shall have no such indemnification obligation with respect to such (S) 3(g)-(ab) (excluding (S) 3(q)) breaches (or alleged breaches) until the Buyer has suffered Adverse Consequences by reason thereof in excess of One Hundred Seventy-Five Thousand Dollars ($175,000). No such restriction shall be applicable to the representations and warranties contained in (S) 3(a)-(f) and (S) 3(q).

        (ii) Each of the Shareholders jointly and severally agrees to indemnify Parent, Buyer and the Surviving Corporation for any foreign or domestic worker's compensation claims incurred by any employee, consultant, independent contractor, agent, affiliate or other individual of the Acquired Company prior to Closing, including, without limitation any claims for personal injuries, property damages and lost wages, except to the extent coverage is provided for such claims under the Acquired Company's applicable insurance policy. Such indemnification shall not be limited in time or amount or subject to any deductible or cap.

        (iii) Each of the Shareholders jointly and severally, agrees to indemnify Parent, Buyer and the Surviving Corporation for any damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly from or in connection with any Environmental, Health, and Safety Laws arising out of or relating to: (A) the ownership, operation, or condition at any time on or prior to the Closing Date of any facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Petrotech has or had an interest,
    (B) any Hazardous Substances that were present on the facilities or such other properties and assets at any time on or prior to the Closing Date, or
    (C) any Hazardous Substances, wherever located, that were, or were allegedly, used, generated, recycled, disposed, transported, stored, treated, released, or otherwise handled by Petrotech or by any other person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date.

        (iv) Each of the Shareholders jointly and severally agrees to indemnify and reimburse the Surviving Corporation upon demand for the full amount of any accounts receivable of Petrotech which were (A) invoiced more than ninety (90) days prior to the Closing Date and (B) remain uncollected by the Surviving Corporation one hundred eighty (180) days following the Closing Date. Within a reasonable time following such 180 day period, Parent or the Surviving Corporation shall provide the Shareholders with a reconciliation of such accounts receivable and certify to the Shareholders that such receivables remain unpaid. The Shareholders shall pay to the Surviving Corporation or Parent such uncollected amount within ten (10) days following receipt of such reconciliation and certification.

        (v) As security for the indemnification obligations of Shareholders under this Agreement, the Parties shall enter into the Escrow Agreement as of the Closing Date in the form and substance as set forth in Exhibit J, which shall be funded with $1,324,000 of the Cash Consideration otherwise payable to the Shareholders (the "Escrow Funds") The amount of $300,000 shall be exclusively allocated from the Escrow Funds for the indemnification obligations of Shareholders under (S) 7(b)(iv) of this Agreement (the "Receivables Funds"). In the event indemnification obligations under (S) 7(b)(iv) are less than or equal to $300,000, Parent or the Surviving Corporation shall be paid from the Receivables Funds the amount owed at the time specified under (S) 7(b)(iv), and Shareholders shall receive from the Escrow Funds the balance of the Receivables Funds remaining at that time. The Receivables Funds shall be the exclusive remedy of Parent or the Surviving Corporation in the event Shareholders indemnification obligations under (S) 7(b)(iv) are $300,000 or less. In the event indemnification obligations under (S) 7(b)(iv) are greater than $300,000, Parent or the Surviving Corporation shall have the option of (i) receiving payment of all of the Receivables Funds and the amount owed in excess of $300,000 from the Escrow Funds, or (ii) receiving payment of all of the Receivables Funds and the amount owed in excess of $300,000 directly from the Shareholders. The amount of the Escrow Funds shall be reduced at the first anniversary of the Closing Date to $75,000 (except with respect to claims then outstanding) and, solely with respect to claims under (S) 3(k) and (S) 3(x), shall continue until the third anniversary of the Closing Date.

        (vi) Notwithstanding the foregoing, the Liability of any Shareholder under this (S) 7 shall not exceed the percentage of the Merger Consideration set opposite such Shareholder's name below:

                  Shareholder           Percentage of Merger Consideration
                  -----------           ----------------------------------

               Douglas W. Moore                           37.5%

               William A. Dyar, individually
                and William A. Dyar and                   37.5%
                Marguerite S. Dyar Charitable
                Remainder Trust

               Terry E Irwin                              25%

        (vii) In addition to the foregoing, each of the Shareholders jointly and severally agrees to indemnify the Parent, Buyer and the Surviving Corporation from and against any Adverse Consequences arising out of the nonpayment of employee loans referenced in Petrotech Disclosure Schedule (S) 3(p)(ix).

    (c) Indemnification Provisions for Benefit of the Shareholders.

        In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 7(a) above, provided that the Shareholders makes a written claim for indemnification setting forth with specificity the basis for such claim against Parent or Buyer pursuant to (S) 8(g) below within such survival period, then Parent and Buyer jointly and severally agree to indemnify the Shareholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Merger Consideration) the Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Shareholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

    (d) Matters Involving Third Parties.

        (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter ( a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (S) 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

        (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S) 7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in 7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
      (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S) 7.

       (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this (S) 7. All indemnification payments under this (S) 7 shall be deemed adjustments to the Merger Consideration.

       (f) Post-Closing. Following the Closing, the remedy of the Shareholders, on the one hand, and Parent and the Buyer on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in
    (S) 7; provided, however, that nothing provided in this (S) 7(f) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with (S) 8 (n).

    8. MISCELLANEOUS.

       (a) Press Releases and Public Announcements. Neither Petrotech nor any Shareholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. Parent, upon prior notice to Petrotech, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

       (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may
    (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Petrotech and the Shareholders:

    Petrotech, Inc.                    Copy to:  Charles N. Miller, Jr., Esq.
    Mr. Douglas W. Moore, President              210 Baronne Street, Suite 605
    108 Jarrell Drive                            New Orleans, LA  70112
    Belle Chasse, LA  70037

and

    Mr. Douglas W. Moore                         Mr. William A. Dyar
    113 Noble Drive                              132 Willow Drive
    Belle Chasse, LA  70037                      Gretna, LA  70053

    Mr. Terry E Irwin                     William A. Dyar and Marguerite S. Dyar
    62 Asphodel Drive                     Charitable Remainder Trust
    Marrero, LA  70072                    132 Willow Drive
                                          Gretna, LA  70053

If to Buyer or Parent:

    Derrick N. Key              Copy to:  Shanler D. Cronk, Esq.
    Roper Industries, Inc.                Roper Industries, Inc.
    160 Ben Burton Road                   160 Ben Burton Road
    Bogart, Georgia  30622                Bogart, Georgia  30622
    (706) 369-7170                        (706) 369-7170

       Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

       (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parent, Buyer, Petrotech and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (k) Expenses. Buyer and each Shareholder will bear its (his) own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders shall bear all such expenses incurred by Petrotech.

        (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Items set forth in the Petrotech Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations and warranties to which the Petrotech Disclosure Schedule or Buyer Disclosure Schedule with respect to such representations and warranties contains an appropriate cross-reference.

        (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

        (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Parent and Buyer appoints The Prentice-Hall Corporation System, Inc. (the "Process Agent") as his or its agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Shareholders shall have service of process personally served to the address listed in (S) 8(g) above. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in (S) 8(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in (S) 8(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

        (p) Dyar Guaranty. William A. Dyar, in addition to his individual obligations as a Shareholder under this Agreement, shall fully and completely guarantee any and all obligations of the William A. Dyar and Marguerite S. Dyar Charitable Remainder Trust which may arise and exist under this Agreement.


        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                     BUYER
                                     Petrotech Acquisition, Inc.



                                     By:  /S/ MARTIN S. HEADLEY
                                          ---------------------
                                     Name:  Martin S. Headley
                                            -----------------
                                     Title:  Vice President
                                             --------------

                                     PARENT
                                     Roper Industries, Inc.



                                     By:  /S/ DERRICK N. KEY
                                          ------------------
                                          Derrick N. Key,
                                          President and Chief Executive Officer

                                     PETROTECH
                                     PetroTech, Inc.


                                     By:  /S/DOUGLAS W. MOORE
                                          -------------------
                                          Douglas W. Moore
                                          President



                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                     PETROTECH INTERNATIONAL, INC.



                                     BY:  /S/ DOUGLAS W. MOORE
                                          --------------------
                                     NAME:  DOUGLAS W. MOORE
                                            ----------------
                                     TITLE:  PRESIDENT
                                             ---------




                                     SHAREHOLDERS


                                     /S/ DOUGLAS W. MOORE
                                     --------------------
                                     DOUGLAS W. MOORE



                                     /S/ TERRY E. IRWIN
                                     ------------------
                                     TERRY E IRWIN



                                     /S/ WILLIAM. A. DYAR
                                     --------------------
                                     WILLIAM A. DYAR



                                     THE WILLIAM A. DYAR AND MARGUERITE
                                     S. DYAR CHARITABLE REMAINDER TRUST



                                     BY:  /S/ TIMOTHY MURPHY
                                          ------------------
                                          TIMOTHY MURPHY
                                          INDEPENDENT SPECIAL TRUSTEE

           CONSENT TO BE BOUND BY THE ABOVE AND FOREGOING AGREEMENT



           We, MARY DIMBERG MOORE, MARGUERITE SUE PIPKIN DYAR AND JO HELEN McMORRIES IRWIN, declare and state that each of us is a spouse of a shareholder in the above and foregoing Agreement and Plan of Merger; and we further declare and state that we have read said Agreement and Plan of Merger and understand it and approve it, including, without limitation, specifically approving and authorizing the Plan of Merger and the sale thereunder of all of the issues and outstanding shares of capital stock of Petrotech, Inc., which are in the names of our respective husbands; and we hereby further agree to be bound by all of the terms, conditions and provisions contained in said Agreement and Plan of Merger, and hereby ratify and approve all actions which our husbands have taken and will take in connection with consummating the transactions contemplated by the Agreement and Plan of Merger.

           Thus done and signed by each of us on the 14th day of May, 1997.



                                               /S/ MARY DIMBERG MOORE
                                               ----------------------
                                               MARY DIMBERG MOORE


                                               /S/ MARGUERITE SUE PIPKIN DYAR
                                               ------------------------------
                                               MARGUERITE SUE PIPKIN DYAR


                                               /S/ JO HELEN McMORRIES IRWIN
                                               ----------------------------
                                               JO HELEN McMORRIES IRWIN